Exhibit 10.6

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), is dated and effective as of February 16, 2017 by and between HedgePath Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Nicholas J. Virca (the “Executive”). The Company and the Executive are referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated as of June 24, 2014, as amended by that certain First Amendment to Employment Agreement, dated May 15, 2015 (collectively, the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement in accordance with Section 11(g) thereof.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.    Amendment to Section 1. The Parties hereby completely amend and restate Section 1 of the Agreement and replace such Section in its entirety with the following:

“1.     Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment with the Company, as the Company’s President and Chief Executive Officer. The term of the Executive’s employment shall be for a period ending on December 31, 2018 (the “Initial Term”). At the conclusion of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party gives the other written notice of non-renewal at least sixty (60) days’ prior to the end of the Initial Term or a Renewal Term (as the case may be) and subject to earlier termination as provided in Section 7 hereof. When used herein, the term “Employment Term” shall mean the Initial Term together with any Renewal Terms (if any).”

2.    Amendment to Section 2(a). The Parties hereby amend Section 2(a) of the Agreement to delete the following proviso at the conclusion of such Section: “provided, however, that the Executive will not be responsible for leading any capital raising initiatives on behalf of the Company.”

3.    Amendment to Sections 3(a), (b) and (c). The Parties hereby completely amend and restate Sections 3(a), (b) and (c) of the Agreement and replace such Sections in their entirety with the following:

“(a)     Salary. The Company shall pay to the Executive an annual cash salary in the gross amount of $225,000 (the “Base Salary”) for services rendered hereunder, payable in accordance with prevailing Company policy. The Base Salary may only be adjusted with the approval of the Board or a designated committee thereof; provided, however, that the Base Salary will automatically increase, on a prospective basis, to $300,000 effective July 1, 2017 and shall thereafter be subject to annual review based upon Company policy as set by the Board or a designated committee thereof.

(b)     Bonus. The Executive shall be eligible to receive an annual bonus (based on the Company’s fiscal year, beginning with the fiscal year ending December 31, 2017) in cash or in securities of the Company or otherwise as determined and approved by the Board or a designated committee thereof and paid to the Executive by no later than March 15 of the succeeding fiscal year. Such bonus, if any, shall be in an amount up to 75% of the Base Salary based on the achievement of such criteria as shall be approved by the Board or a designated committee thereof. Prior to January 31 of each fiscal year, Executive shall be required to provide the Board or a designated committee thereof with a set of corporate and/or individual goals for each fiscal year (to be approved by the Board or a designated committee thereof) on which Executive’s performance shall be evaluated for the purpose of determining Executive’s bonus. For the avoidance of doubt, Executive shall not be entitled to any bonus for the fiscal year ending December 31, 2016.

(c)    Grant of Restricted Stock Units.

(i)    The Executive has heretofore been awarded 15,041,738 restricted stock units (the “Initial Grant”) under the Company’s 2014 Equity Incentive Plan (the “EIP”). The Initial Grant vested on September 3, 2016 and will be paid on or before March 15, 2017.

(ii)    Beyond the Initial Grant, the Executive shall be entitled to receive annual or other equity awards under the EIP or such other compensation plans commensurate with his position as shall be adopted by the Board or a designated committee thereof from time to time.

(iii)    This Section 3(c) and any participation by the Executive in the EIP is to be read in conjunction with, and is subject to, the terms of the EHA.

4.    Amendment to Section 8(b). The Parties hereby completely amend and restate Section 8(b) of the Agreement and replace such Sections in its entirety with the following:

“(b)     Upon termination of the Executive’s employment hereunder pursuant to Sections 7(d) or 7(e)(ii) for Good Reason, the Executive shall be entitled to receive the following: (x) all items set forth in Section 8(a) hereof and (y) a cash payment in an amount equal to twelve (12) months Base Salary.”

5.    Deletion of Section 8(c). The Parties hereby delete Sections 8(c) of the Agreement in its entirety.

6.    No Other Amendments. Nothing in this Amendment is intended to amend any language of the Agreement other than as specifically set forth above, and the remainder of the Agreement shall be unmodified and in full force and effect.

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[Signature page immediately follows.]

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Second Amendment to Employment Agreement as of the date first above written.

HedgePath Pharmaceuticals, Inc.

By:	/s/ Garrison J. Hasara
Name:	Garrison J. Hasara
Title:	Chief Financial Officer and Treasurer

/s/ Nicholas J. Virca
Nicholas J. Virca

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